                          SECURITIES PURCHASE AGREEMENT

                  This Securities Purchase Agreement, dated as of April 19, 2000 (this "AGREEMENT"), by and between Precept Business Services, Inc., a Texas corporation, with principal executive offices located at 1909 Woodall Rodgers Freeway, Suite 500, Dallas, TX 75201 (the "COMPANY"), and The Shaar Fund Ltd. ("BUYER").

                  Whereas, Buyer desires to purchase from the Company, and the Company desires to issue and sell to Buyer, upon the terms and subject to the conditions of this Agreement, (i) 200,000 shares of the Company's Series A 8% Convertible Preferred Stock, par value $1.00 per share (collectively, the "PREFERRED SHARES"), and (ii) Common Stock Purchase Warrants in the form attached hereto as Exhibit A to purchase 125,000 shares of Common Stock (as defined below) (collectively, the "Warrants");

                  Whereas, upon the terms and subject to the designations, preferences and rights set forth in the Company's Certificate of Designation of Series A 8% Convertible Preferred Stock in the form attached hereto as Exhibit B (the "CERTIFICATE OF DESIGNATION"), the Preferred Shares are convertible into shares of the Company's class A common stock, par value $.01 per share (the "COMMON STOCK"); and

                  Whereas, the Warrants, upon the terms and subject to the conditions specified in the Warrants, will be exercisable for a period of three years;

                  Now, Therefore, in consideration of the premises and the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

              I. PURCHASE AND SALE OF PREFERRED SHARES AND WARRANTS

                  A. TRANSACTION. Buyer hereby agrees to purchase from the Company, and the Company has offered and hereby agrees to issue and sell to Buyer in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Preferred Shares and the Warrants.

                  B. PURCHASE PRICE; FORM OF PAYMENT. The purchase price for the Preferred Shares and the Warrants to be purchased by Buyer hereunder shall be $2,000,000 (the "PURCHASE PRICE"). Simultaneously with the execution of this Agreement, Buyer shall pay the Purchase Price by wire transfer of immediately available funds to the escrow agent (the "ESCROW AGENT") identified in those certain Escrow Instructions of even date herewith, a copy of which is attached hereto as Exhibit C (the "ESCROW INSTRUCTIONS"). Simultaneously with the execution of this Agreement, the Company shall deliver one or more duly authorized, issued and executed certificates (I/N/O Buyer or, if the Company otherwise has been notified, I/N/O Buyer's nominee) evidencing the Preferred Shares and the Warrants which Buyer is purchasing, to the

Escrow Agent or its designated depository. By executing and delivering this Agreement, Buyer and the Company each hereby agree to observe the terms and conditions of the Escrow Instructions, all of which are incorporated herein by reference as if fully set forth herein.

                  C. METHOD OF PAYMENT. Payment into escrow of the Purchase Price shall be made as set forth in the Escrow Instructions.

                   II. BUYER'S REPRESENTATIONS AND WARRANTIES

                  Buyer represents and warrants to and covenants and agrees with the Company as follows:

                  A. Buyer is purchasing the Preferred Shares, the Warrants, the Common Stock issuable upon exercise of the Warrants (the "WARRANT SHARES"), the Common Stock, if any, issuable in payment of dividends on the Preferred Shares (the "DIVIDEND SHARES"), and the Common Stock issuable upon conversion or redemption of the Preferred Shares (the "CONVERSION SHARES" and, collectively with the Preferred Shares, the Warrants, the Warrant Shares and the Dividend Shares, the "SECURITIES") for its own account, for investment purposes only and not with a view towards or in connection with the public sale or distribution thereof in violation of the Securities Act.

                  B. Buyer is (i) an "ACCREDITED INVESTOR" within the meaning of Rule 501 of Regulation D under the Securities Act, (ii) experienced in making investments of the kind contemplated by this Agreement, (iii) capable, by reason of its business and financial experience, of evaluating the relative merits and risks of an investment in the Securities, and (iv) able to afford the loss of its investment in the Securities.

                  C. Buyer understands that the Securities are being offered and sold by the Company in reliance on an exemption from the registration requirements of the Securities Act and equivalent state securities and "blue sky" laws, and that the Company is relying upon the accuracy of, and Buyer's compliance with, Buyer's representations, warranties and covenants set forth in this Agreement to determine the availability of such exemption and the eligibility of Buyer to purchase the Securities;

                  D. Buyer understands that the Securities have not been approved or disapproved by the Securities and Exchange Commission (the "COMMISSION") or any state securities commission.

                  E. This Agreement has been duly and validly authorized, executed and delivered by Buyer and is a valid and binding agreement of Buyer enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and except as rights to indemnity and contribution may be limited by federal or state securities laws or the public policy underlying such laws.

                  F. Neither Buyer nor its affiliates nor any person acting on its or their behalf shall enter into, prior to the Closing or at any other time while any of the Preferred Shares remain outstanding, any put option, short position or other similar instrument or position with respect to the Common Stock and neither Buyer nor any of its affiliates nor any person acting on its or their behalf will use at any time shares of Common Stock acquired pursuant to this Agreement to settle any put option, short position or other similar instrument or position that may have been entered into prior to the execution of this Agreement; PROVIDED, HOWEVER, that nothing in this Section II.F. shall operate to forbid Buyer or any of its affiliates or any person acting on its or their behalf from selling, or entering into any other transaction with respect to, the Common Stock contemporaneously with or following such date and time as the person or persons in whose name or names the Common Stock delivered at conversion of Preferred Shares, as provided in the Certificate of Designation, shall be issuable shall be deemed to have become the holder or holders of record of the Common Shares represented thereby and all voting and other rights associated with the beneficial ownership of such Common Shares shall have vested with such person or persons.

                       III. THE COMPANY'S REPRESENTATIONS

                  The Company represents and warrants to Buyer that:

                  A.  CAPITALIZATION.

                           1. The authorized capital stock of the Company consists solely of: (x) 100,000,000 shares of class A common stock, of which 9,599,780 shares are issued and outstanding on the date hereof;
         (y) 10,500,000 shares of class B common stock, of which 592,142 shares are issued and outstanding on the date hereof; and (z) 3,000,000 shares of preferred stock, of which 3,224 shares are issued and outstanding on the date hereof. As of the date hereof, the Company has outstanding stock options to purchase 1,378,500 shares of Common Stock and has no warrants to purchase shares of Common Stock outstanding. The exercise price for each of such outstanding options and warrants is accurately set forth on Schedule III.A.1. hereto.

                           2. The Conversion Shares, the Dividend Shares and the Warrant Shares have been duly and validly authorized and reserved for issuance by the Company, and when issued by the Company upon conversion of, or in lieu of cash dividends on, the Preferred Shares and on exercise of the Warrants will be duly and validly issued, fully paid and nonassessable and will not subject the holder thereof to personal liability by reason of being such holder.

                           3. Except as disclosed on Schedule III.A.3. hereto, there are no preemptive, subscription, "call," right of first refusal or other similar rights to acquire any capital stock of the Company or any of its Subsidiaries or other voting securities of the Company that have been issued or granted by the Company to any person and no other obligations of the Company or any of its Subsidiaries to issue, grant, extend or enter into any security, option, warrant, "call," right, commitment, agreement, arrangement or undertaking with respect to any of their respective capital stock.

                           4. Schedule III.A.4. hereto lists all the subsidiaries of the Company (the "SUBSIDIARIES"). Except as disclosed on Schedule III.A.4. hereto, the Company does not own or control, directly or indirectly, any interest in any other corporation, partnership, limited liability company, unincorporated business organization, association, trust or other business entity.

                           5. The Company has delivered to Buyer complete and correct copies of the Articles of Incorporation and the By-Laws of each of the Company and the Subsidiaries, in each case as amended to the date of this Agreement. Except as set forth on Schedule III.A.5., the Company has delivered to Buyer true and complete copies of all minutes of the Board of Directors of the Company (the "BOARD OF DIRECTORS") since April, 1997.

                  B.  ORGANIZATION; REPORTING COMPANY STATUS.

                           1. Each of the Company and the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state or jurisdiction in which it is incorporated and is duly qualified as a foreign corporation in all jurisdictions in which the failure so to qualify would reasonably be expected to have a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations of the Company and the Subsidiaries taken as a whole or on the consummation of any of the transactions contemplated by this Agreement (a "MATERIAL ADVERSE EFFECT").

                           2. The Company has registered the Common Stock pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"). The Common Stock is listed and traded on the Nasdaq SmallCap Market ("NASDAQ") and the Company has not received any notice regarding, and to its knowledge there is no threat of, the termination or discontinuance of the eligibility of the Common Stock for such listing.

                  C. AUTHORIZATION. The Company (i) has duly and validly authorized and reserved for issuance 2,000,000 shares of Common Stock, which is a number sufficient for the conversion of and the payment of dividends (in lieu of cash payments) on the 200,000 Preferred Shares and the exercise of the Warrants in full, and (ii) at all times from and after the date hereof shall have a sufficient number of shares of Common Stock duly and validly authorized and reserved for issuance to satisfy the conversion of Preferred Shares, the payment of dividends (in lieu of cash payments) on the Preferred Shares and the exercise of the Warrants in full. The Company understands and acknowledges the potentially dilutive effect on the Common Stock of the issuance of the Preferred Shares and of the Conversion Shares, the Dividend Shares and the Warrant Shares upon the conversion of, and payment of dividends on, the Preferred Shares and the exercise of the Warrants, respectively. The Company further acknowledges that its obligation to issue Conversion Shares upon conversion of the Preferred Shares and Warrant Shares upon exercise of the Warrants in accordance with this Agreement, the Certificate of Designation and the Warrants is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Company and notwithstanding the commencement of any case under 11 U.S.C. Section 101 ET SEQ. (the "BANKRUPTCY CODE"). In the event the Company is a debtor under the Bankruptcy Code, the Company hereby waives to the fullest extent permitted any rights to relief it may have under 11 U.S.C. Section 362 in respect of the conversion of the Preferred Shares and the exercise of the Warrants. The Company agrees, without cost or expense to Buyer, to take or consent to any and all action necessary to effectuate relief under 11 U.S.C. Section 362. Schedule III.C. hereto sets forth (i) all issuances and sales by the Company since June 30, 1999 of its capital stock, and other securities convertible into or exercisable or exchangeable for capital stock of the Company, (ii) the amount of such securities sold, including the amount of any underlying shares of capital stock, (iii) the purchaser thereof, (iv) the amount paid therefor, and (v) the material terms of all outstanding capital stock of the Company (other than the Common Stock).

                  D. AUTHORITY; VALIDITY AND ENFORCEABILITY. The Company has the requisite corporate power and authority to file, and perform its obligations under, the Certificate of Designation and to enter into the Documents (as hereinafter defined) and to perform all of its obligations hereunder and thereunder (including the issuance, sale and delivery to Buyer of the Securities). The execution, delivery and performance by the Company of the Documents and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the filing of the Certificate of Designation with the Texas Secretary of State's office, the issuance of the Preferred Shares and the Warrants and the issuance and reservation for issuance of the Conversion Shares, the Dividend Shares and the Warrant Shares) have been duly and validly authorized by all necessary corporate action on the part of the Company. Each of the Documents has been duly and validly executed and delivered by the Company and the Certificate of Designation has been duly filed with the Texas Secretary of State's office by the Company, and each Document constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and except as rights to indemnity and contribution may be limited by federal or state securities laws or the public policy underlying such laws. The Securities have been duly and validly authorized for issuance by the Company and, when executed and delivered by the Company, will be valid and binding obligations of the Company enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally. For purposes of this Agreement, the term "DOCUMENTS" means (i) this Agreement; (ii) the Registration Rights Agreement of even date herewith between the Company and Buyer, a copy of which is annexed hereto as Exhibit D (the "REGISTRATION RIGHTS AGREEMENT");
(iii) the Certificate of Designation; (iv) the Warrants; and (v) the Escrow Instructions.

                  E. VALIDITY OF ISSUANCE OF THE SECURITIES. The Preferred Shares and the Warrants as of the Closing Date, and the Conversion Shares, the Dividend Shares and the Warrant Shares upon their issuance in accordance with the Certificate of Designation and the Warrants, respectively, will be validly issued and outstanding, fully paid and nonassessable, and not subject to any preemptive rights, rights of first refusal, tag-along rights, drag-along rights or other similar rights.

                  F. NON-CONTRAVENTION. Except as set forth on Schedule III.F., the execution and delivery by the Company of the Documents, the issuance of the Securities, and the consummation by the Company of the other transactions contemplated hereby and thereby, including, without limitation, the filing of the Certificate of Designation with the Texas Secretary of State's office, do not, and compliance with the provisions of this Agreement and other Documents will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien (as defined in Section III.V.) upon any of the properties or assets of the Company or any of its Subsidiaries under, or result in the termination of, or require that any consent be obtained or any notice be given with respect to, (i) the Articles of Incorporation or By-Laws of the Company or the comparable charter or organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, contract or other agreement, instrument or permit applicable to the Company or any of its Subsidiaries or their respective properties or assets, or (iii) any Law (as defined in Section III.N.) applicable to, or any judgment, decree or order of any court or government body having jurisdiction over, the Company or any of its Subsidiaries or any of their respective properties or assets.

                  G. APPROVALS. No authorization, approval or consent of any court or public or governmental authority is required to be obtained by the Company for the issuance and sale of the Preferred Shares or the Warrants (or the Conversion Shares, the Dividend Shares or Warrant Shares) to Buyer as contemplated by this Agreement, except such authorizations, approvals and consents as have been obtained by the Company prior to the date hereof.

                  H. COMMISSION FILINGS. The Company has properly and timely filed with the Commission all reports, proxy statements, forms and other documents required to be filed with the Commission under the Securities Act and the Exchange Act since March, 1998 (the "COMMISSION FILINGS"). As of their respective dates, (i) the Commission Filings complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission promulgated thereunder applicable to such Commission Filings, and (ii) none of the Commission Filings contained at the time of its filing any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Commission Filings, as of the dates of such documents, were true and complete in all material respects and complied with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles in the United States ("GAAP") (except in the case of unaudited statements permitted by Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments that in the aggregate are not material and to any other adjustment described therein).

                  I. ABSENCE OF CERTAIN CHANGES. Since the Balance Sheet Date (as defined in Section III.M.), there has not occurred any change, event or development in the business, financial condition, prospects or results of operations of the Company and the Subsidiaries, there has not existed any condition having or reasonably likely to have a Material Adverse Effect, and the Company and the Subsidiaries have conducted their respective businesses only in the ordinary course.

                  J. FULL DISCLOSURE. There is no fact known to the Company (other than general economic or industry conditions known to the public generally) that has not been fully disclosed in writing to Buyer that (i) reasonably could be expected to have a Material Adverse Effect or (ii) reasonably could be expected to materially and adversely affect the ability of the Company to perform its obligations pursuant to the Documents.

                  K. ABSENCE OF LITIGATION. Except as set forth on Schedule III.K., there are (i) no material suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, (ii) no material complaints, lawsuits, charges or other proceedings pending or, to the knowledge of the Company, threatened in any forum by or on behalf of any present or former employee of the Company or any of its Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, and
(iii) no material judgments, decrees, injunctions or orders of any court or other governmental entity or arbitrator outstanding against the Company or any Subsidiary.

                  L.  ABSENCE OF EVENTS OF DEFAULT.

                           1. No event of default under the Revolving Line of Credit Agreement between the Company and Bank One, Texas, N.A. ("CREDIT AGREEMENT EVENT OF DEFAULT") and no event which, with notice, lapse of time or both, would constitute a Credit Agreement Event of Default, has occurred and is continuing.

                           2. Except as set forth in Schedule III.L.2., no "EVENT OF DEFAULT" (as defined in any agreement or instrument to which the Company is a party) and no event which, with notice, lapse of time or both, would constitute an Event of Default (as so defined), has occurred and is continuing, except for those, individually or in the aggregate, which are not reasonably likely to result in a Material Adverse Effect.

                  M. FINANCIAL STATEMENTS; NO UNDISCLOSED LIABILITIES. The Company has delivered to Buyer true and complete copies of the (i) audited balance sheet of the Company and the Subsidiaries as at June 30, 1999, 1998 and 1997, respectively, and the related audited statements of income, changes in stockholders' equity and cash flows for the three fiscal years ended June 30, 1999, 1998 and 1997 including the related notes and schedules thereto and (ii) unaudited balance sheets of the Company and the Subsidiaries and the statements of income, changes in stockholders' equity and cash flows as at the end of and for each fiscal quarter ended since June 30, 1999 including the related notes and schedules thereto, all certified by the chief financial officer of the Company (collectively, the "FINANCIAL STATEMENTS"), and all management letters, if any, from the Company's independent auditors relating to the dates and periods covered by the Financial Statements. Each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP (subject, in the case of the interim Financial Statements, to normal year end adjustments and the absence of footnotes), and fairly presents the financial position, results of operations and cash flows of the Company as at the dates and for the periods indicated. For purposes hereof, the audited balance sheet of the Company as at June 30, 1999 is hereinafter referred to as the "BALANCE SHEET" and June 30, 1999 is hereinafter referred to as the "BALANCE SHEET DATE". The Company has no indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due), which is not fully reflected in, reserved against or otherwise described in the Balance Sheet or the notes thereto or incurred in the ordinary course of business consistent with the Company's past practices since the Balance Sheet Date.

                  N. COMPLIANCE WITH LAWS; PERMITS. Each of the Company and its Subsidiaries is in compliance with all material laws, rules, regulations, codes, ordinances and statutes (collectively, "LAWS") applicable to IT or to the conduct of its business. The Company possesses all material permits, approvals, authorizations, licenses, certificates and consents from all public and governmental authorities which are necessary to conduct its business.

                  O. RELATED PARTY TRANSACTIONS. Except as set forth on Schedule III.O. hereto, neither the Company nor any of its officers, directors or "AFFILIATES" (as such term is defined in Rule 12b-2 under the Exchange Act) nor any family member of any officer, director or Affiliate of the Company has borrowed any moneys from or has outstanding any indebtedness or other similar obligations to the Company or any of the Subsidiaries. Except as set forth on
Schedule III.O. hereto, neither the Company nor any of its officers, directors or Affiliates nor any family member of any officer, director or Affiliate of the Company (i) owns any direct or indirect interest constituting more than a 1% equity (or similar profit participation) interest in, or controls or is a director, officer, partner, member or employee of, or consultant or lender to or borrower from, or has the right to participate in the profits of, any person or entity which is (x) a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or any Subsidiary, (y) engaged in a business related to the business of the Company or any Subsidiary, or (z) a participant in any transaction to which the Company or any Subsidiary is a party or (ii) is a party to any contract, agreement, commitment or other arrangement with the Company or any Subsidiary.

                  P. INSURANCE. Each of the Company and the Subsidiaries maintains property and casualty, general liability, workers' compensation, environmental hazard, personal injury and other similar types of insurance with financially sound and reputable insurers that is consistent with industry standards and the Company's historical claims experience. None of the Company or the Subsidiaries has received notice from, and none of them has knowledge of any threat by, any insurer (that has issued any insurance policy to the Company or any Subsidiary) that such insurer intends to deny coverage under or cancel, discontinue or not renew any insurance policy presently in force.

                  Q. SECURITIES LAW MATTERS. Assuming the accuracy of the representations and warranties of Buyer set forth in Article II hereof, the offer and sale by the Company of the Securities is exempt from (i) the registration and prospectus delivery requirements of the Securities Act and the rules and regulations of the Commission thereunder and (ii) the registration and/or qualification provisions of all applicable state securities and "blue sky" laws. Other than pursuant to an effective registration statement under the Securities Act, the Company has not issued, offered or sold the Preferred Shares or any shares of Common Stock (including for this purpose any securities of the same or a similar class as the Preferred Shares or Common Stock, or any securities convertible into or exchangeable or exercisable for the Preferred Shares or Common Stock or any such other securities) within the one-year period next preceding the date hereof, except as disclosed on Schedule III.Q. hereto, and the Company shall not directly or indirectly take, and shall not permit any of its directors, officers or Affiliates directly or indirectly to take, any action (including, without limitation, any offering or sale to any person or entity of the Preferred Shares or shares of Common Stock) which will make unavailable the exemption from Securities Act registration being relied upon by the Company for the offer and sale to Buyer of the Preferred Shares and the Warrants (and the Conversion Shares, the Dividend Shares and the Warrant Shares) as contemplated by this Agreement. No form of general solicitation or advertising has been used or authorized by the Company or any of its officers, directors or Affiliates in connection with the offer or sale of the Preferred Shares and the Warrants (and the Conversion Shares, the Dividend Shares and the Warrant Shares) as contemplated by this Agreement or any other agreement to which the Company is a party.

                  R.  ENVIRONMENTAL MATTERS.

                  Except as set forth on Schedule III.R. hereto:

                           1. The Company, the Subsidiaries and their respective operations are in compliance with all applicable Environmental Laws and all permits (including terms, conditions, and limitations therein) issued pursuant to Environmental Laws or otherwise;

                           2. Each of the Company and the Subsidiaries has all permits, licenses, waivers, exceptions, and exemptions required under all applicable Environmental Laws necessary to operate its business;

                           3. None of the Company or the Subsidiaries is the subject of any outstanding written order of or agreement with any governmental authority or person respecting (i) Environmental Laws or permits, (ii) Remedial Action or (iii) any Release or threatened Release of Hazardous Materials;

                           4. None of the Company or the Subsidiaries has received any written communication alleging that it may be in violation of any Environmental Law or any permit issued pursuant to any Environmental Law, or may have any liability under any Environmental Law;

                           5. None of the Company or the Subsidiaries has any liability, contingent or otherwise, in connection with any presence, treatment, storage, disposal or Release of any Hazardous Materials whether on property owned or operated by the Company or any Subsidiary or property of third parties, and none of the Company or the Subsidiaries has transported, or arranged for transportation of, any Hazardous Materials for treatment or disposal on any property;

                           6. There are no investigations of the business, operations, or currently or previously owned, operated or leased property of the Company or any Subsidiary pending or threatened which could lead to the imposition of any case or liability pursuant to any Environmental Law;

                           7. There is not located at any of the properties owned or operated by the Company or any Subsidiary any (A) underground storage tanks, (B) asbestos-containing material or (C) equipment containing polychlorinated biphenyls;

                           8. Each of the Company and the Subsidiaries has provided to Buyer all environmentally related assessments, audits, studies, reports, analyses, and results of investigations that have been performed with respect to the currently or previously owned, leased or operated properties or activities of the Company and such Subsidiaries;

                           9. There are no liens arising under or pursuant to any Environmental Law on any real property owned, operated, or leased by the Company or any Subsidiary, and no action of any governmental authority has been taken or, to the knowledge of the Company, is in process of being taken which could subject any of such properties to such liens, and none of the Company or the Subsidiaries has been or is expected to be required to place any notice or restriction relating to the presence of Hazardous Material at any real property owned, operated, or leased by it in any deed to such property;

                           10. Neither the Company nor any of the Subsidiaries owns, operates, or leases any hazardous waste generation, treatment, storage, or disposal facility, as such terms are used pursuant to the RCRA and related or analogous state, local, or foreign law. None of the properties owned, operated, or leased by the Company, any of the Subsidiaries or any predecessor thereof are now, or were in the past, used in any part as a dump, landfill, or disposal site, and neither the Company, any of the Subsidiaries nor any predecessor of any of them has filled any wetlands;

                           11. The purchase that is the subject of this Agreement will not require any governmental approvals under Environmental Laws, including those that are triggered by sales or transfers of businesses or real property, including, as examples and without limitation, the New Jersey Industrial Site Recovery Act, N.J. Stat. 13:1K-7 ET SEQ., and the Connecticut Transfer of Establishments Act, Conn. Gen. Stat. Section 22a-134 ET SEQ.;

                           12. There is no currently existing requirement or requirement to be imposed in the future by any Environmental Law or Environmental Permit which could result in the incurrence of a cost that could be reasonably expected to have a Material Adverse Effect; and

                           13. Each of the Company and each of the Subsidiaries has disclosed to Buyer all other acts or conditions that could result in any costs or liabilities under Environmental Laws.

                  For purposes of this Section III.R.:

                  "ENVIRONMENTAL LAW" means any foreign, federal, state or local statute, regulation, ordinance, or common law as now or hereafter in effect in any way relating to the protection of human health, safety or welfare or the environment including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act ("RCRA"), the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Occupational Safety and Health Act, and the regulations promulgated pursuant to any of them;

                  "HAZARDOUS MATERIAL" means any substance that is listed, classified or regulated pursuant to any Environmental Law, including petroleum, gasoline, and any other petroleum product, by-product, fraction or derivative, asbestos or asbestos-containing material, lead-containing paint, water, or plumbing, polychlorinated biphenyls, radioactive materials and radon;

                  "RELEASE" means any placement, release, spill, filtration, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, migration, or leaching to, through, or under the indoor or outdoor environment, or into, through, under, or out of any property; and

                  "REMEDIAL ACTION" means any action to (x) clean up, remove, remediate, treat or in any other way address any Hazardous Material; (y) prevent or contain the Release of any Hazardous Material; or (z) perform studies and investigations or post-remedial monitoring and care in relation to (x) or (y) above.

                  S. LABOR MATTERS. Except as set forth in Schedule III.S., neither the Company nor any of the Subsidiaries is party to any labor or collective bargaining agreement, and there are no labor or collective bargaining agreements which pertain to any employees of the Company or any Subsidiary. No employees of the Company or any of the Subsidiaries are represented by any labor organization and none of such employees has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Company's knowledge, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving the Company or any Subsidiary pending or to the Company's knowledge, threatened by any labor organization or group of employees of the Company or any of the Subsidiaries. There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company or any of the Subsidiaries. There are no unfair labor practice charges, grievances or complaints pending or, to the knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or any of the Subsidiaries.

                  T. ERISA MATTERS. All Plans maintained by the Company or any of its Subsidiaries and ERISA Affiliates are listed in Schedule III.T. and copies of all documentation relating to such Plans (including, but not limited to, copies of written Plans, written descriptions of oral Plans, summary plan descriptions, trust agreements, the three most recent annual returns, employee communications and IRS determination letters) have been delivered to or made available for review by the Buyer. Each Plan has at all times been maintained and administered in all material respects in accordance with its terms and the requirements of applicable law, including ERISA and the Code, and each Plan intended to qualify under section 401(a) of the Code has at all times since its adoption been so qualified, and each trust which forms a part of any such plan has at all times since its adoption been tax-exempt under section 501(a) of the Code. The Company and each of its Subsidiaries and ERISA Affiliates are in compliance in all material respects with all provisions of ERISA applicable to it. No Reportable Event has occurred, been waived or exists as to which the Company or any of its Subsidiaries and ERISA Affiliates was required to file a report with the PBGC, and the present value of all liabilities under each Pension Plan (based on those assumptions used to fund such Plans) listed in
Schedule III.T. did not, as of the most recent annual valuation date applicable thereto, exceed the value of the assets of such Pension Plan. None of the Company, its Subsidiaries and ERISA Affiliates has incurred, or reasonably expects to incur, any Withdrawal Liability with respect to any Multi-employer Plan that could result in a Material Adverse Effect. None of the Company, its Subsidiaries and ERISA Affiliates has received any notification that any Multi-employer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, and no Multi-employer Plan is reasonably expected to be in reorganization or termination where such reorganization or termination has resulted or could reasonably be expected to result in increases to the contributions required to be made to such Plan or otherwise. No direct, contingent or secondary liability has been incurred or is expected to be incurred by the Company or any of its Subsidiaries under Title IV of ERISA to any party with respect to any Plan, or with respect to any other Plan presently or heretofore maintained or contributed to by any ERISA Affiliate. Neither the Company nor any of its Subsidiaries and ERISA Affiliates has incurred any liability for any tax imposed under sections 4971 through 4980B of the Code or civil liability under section 502(i) or (l) of ERISA. No suit, action or other litigation or any other claim which could reasonably be expected to result in a material liability or expense to the Company or any of its Subsidiaries or ERISA Affiliates (excluding claims for benefits incurred in the ordinary course of plan activities) has been brought or, to the knowledge of the Company, threatened against or with respect to any Plan and there are no facts or circumstances known to the Company or any of its Subsidiaries or ERISA Affiliates that could reasonably be expected to give rise to any such suit, action or other litigation. All contributions to Plans that were required to be made under such Plans have been made, and all benefits accrued under any unfunded Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP, all of which accruals under unfunded Plans are as disclosed in Schedule III.T., and the Company, its Subsidiaries and ERISA Affiliates have each performed all material obligations required to be performed under all Plans. The execution, delivery and performance of this Agreement and the other Documents and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the offer, issue and sale by the Company, and the purchase by the Buyer, of the Preferred Shares, the Conversion Shares, the Warrants, the Warrant Shares and Dividend Shares) will not involve any "prohibited transaction" within the meaning of ERISA or the Code with respect to any Plan.

                  As used in this Agreement:

                  "CODE" means the Internal Revenue Code of 1986, as amended.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, or any successor statute, together with the regulations thereunder, as the same may be amended from time to time.

                  "ERISA AFFILIATE" means any trade or business (whether or not incorporated) that was, is or hereafter may become, a member of a group of which the Company is a member and which is treated as a single employer under section 414 of the Code.

                  "MULTI-EMPLOYER PLAN" means a multi-employer plan as defined in section 4001(a)(3) of ERISA to which the Company or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of section 414 of the Code) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

                  "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

                  "PENSION PLAN" means any pension plan (other than a Multi-employer Plan) subject to the provision of Title IV of ERISA or section 412 of the Code that is maintained for employees of the Company or any of its Subsidiaries, or any ERISA Affiliate.

                  "PLAN" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, or whether for the benefit of a single individual or more than one individual including, but not limited to, any "employee benefit plan" within the meaning of section 3(3) of ERISA, including any Pension Plan.

                  "REPORTABLE EVENT" means any reportable event as defined in section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan.

                  "WITHDRAWAL LIABILITY" means liability to a Multi-employer Plan as a result of a complete or partial withdrawal from such Multi-employer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

                  U.  TAX MATTERS.

                           1. Except as set forth in Schedule III.U., the Company has filed all material

         Tax Returns which it is required to file under applicable Laws; all such Tax Returns are true and accurate in all material respects and have been prepared in compliance with all applicable Laws; the Company has paid all Taxes due and owing by it (whether or not such Taxes are required to be shown on a Tax Return) and has withheld and paid over to the appropriate taxing authorities all Taxes which it is required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third parties; and since the Balance Sheet Date, the charges, accruals and reserves for Taxes with respect to the Company (including any provisions for deferred income taxes) reflected on the books of the Company are adequate to cover any Tax liabilities of the Company if its current tax year were treated as ending on the date hereof.

                           2. No claim has been made by a taxing authority in a jurisdiction where the Company does not file tax returns that the Company is or may be subject to taxation by such jurisdiction. There are no foreign, federal, state or local tax audits or administrative or judicial proceedings pending or being conducted with respect to the Company; no information related to Tax matters has been requested by any foreign, federal, state or local taxing authority; and, except as disclosed above, no written notice indicating an intent to open an audit or other review has been received by the Company from any foreign, federal, state or local taxing authority. There are no material unresolved questions or claims concerning the Company's Tax liability. The Company (A) has not executed or entered into a closing agreement pursuant to section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law; or (B) has not agreed to or is required to make any adjustments pursuant to section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company or any of its subsidiaries or has any knowledge that the IRS has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company. The Company has not been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

                           3. The Company has not made an election under section 341(f) of the Code. The Company is not liable for the Taxes of another person that is not a subsidiary of the Company under (A) Treas. Reg.
         Section 1.1502-6 (or comparable provisions of state, local or foreign law), (B) as a transferee or successor, (C) by contract or indemnity or
         (D) otherwise. The Company is not a party to any tax sharing agreement. The Company has not made any payments, is not obligated to make payments and is not a party to an agreement that could obligate it to make any payments that would not be deductible under section 280G of the Code.

                  As used in this Agreement:

                  "IRS" means the United States Internal Revenue Service.

                  "TAX" or "TAXES" means federal, state, county, local, foreign, or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including, without limitation, deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

                  "TAX RETURN" means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

                  V. PROPERTY. Except as set forth on Schedule III.V., each of the Company and the Subsidiaries has good and valid title to all of its assets and properties material to the conduct of its business, free and clear of any liens, pledges, security interests, claims, encumbrances or other restrictions of any kind (collectively, "LIENS"). With respect to any assets or properties it leases, each of the Company and its Subsidiaries holds a valid and subsisting leasehold interest therein, free and clear of any Liens, is in compliance, in all material respects, with the terms of the applicable lease, and enjoys peaceful and undisturbed possession under such lease. All of the assets and properties of the Company and its Subsidiaries that are material to the conduct of business as presently conducted or as proposed to be conducted by it are in good operating condition and repair, ordinary wear and tear excepted. The inventory of each of the Company and its Subsidiaries is in good and marketable condition, does not include any material quantity of items which are obsolete, damaged or slow moving, and is salable (or may be leased) in the normal course of business as currently conducted by it.

                  W. INTELLECTUAL PROPERTY. The Company owns or possesses adequate and enforceable rights to use all patents, patent applications, trademarks, trademark applications, trade names, service marks, copyrights, copyright applications, licenses, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) and other similar rights and proprietary knowledge (collectively, "INTANGIBLES") reasonably required for the conduct of its business as now being conducted including, but not limited to, those described on Schedule III.W. hereto. Except as set forth on Schedule III.W, the Company has all right, title and interest in all of the Intangibles, free and clear of any and all Liens. To its knowledge, the Company is not infringing upon or in conflict with any right of any other person with respect to any Intangibles. Except as disclosed on
Schedule III.W. hereto, (i) no claims have been asserted by any individual, partnership, corporation, unincorporated organization or association, limited liability company, trust or other entity (collectively, a "PERSON") contesting the validity, enforceability, use or ownership of any Intangibles, and the Company has no knowledge of any basis for such claim, and (ii) neither the Company nor the Subsidiaries has any knowledge of infringement or misappropriation of the Intangibles by any third party.

                  X. CONTRACTS. All contracts, agreements, notes, instruments, franchises, leases, licenses, commitments, arrangements or understandings, written or oral (collectively,

"CONTRACTS") which are material to the business and operations of the Company and the Subsidiaries are in full force and effect and constitute legal, valid and binding obligations of the Company and the Subsidiaries and, to the best knowledge of the Company, the other parties thereto; the Company and the Subsidiaries and, to the best knowledge of the Company, each other party thereto, have performed in all material respects all obligations required to be performed by them under the Contracts, and no material violation or default exists in respect thereof, nor any event that with notice or lapse of time, or both, would constitute a default thereof, on the part of the Company and the Subsidiaries or, to the best knowledge of the Company, any other party thereto; none of the Contracts is currently being renegotiated; and the validity, effectiveness and continuation of all Contracts will not be materially adversely affected by the transactions contemplated by this Agreement.

                  Y. REGISTRATION RIGHTS. Except as set forth on Schedule III.Y., no Person has, and as of the Closing (as defined in Article VII), no Person shall have, any demand, "piggy-back" or other rights to cause the Company to file any registration statement under the Securities Act, relating to any of its securities or to participate in any such registration statement.

                  Z. DIVIDENDS. Except as set forth on Schedule III.Z., the timely payment of dividends on the Preferred Shares as specified in the Certificate of Designation is not prohibited by the Articles of Incorporation or By-Laws of the Company or any agreement, Contract, document or other undertaking to which the Company or any of the Subsidiaries is a party.

                  AA. INVESTMENT COMPANY ACT. Neither the Company nor any of the Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended (the "INVESTMENT COMPANY ACT"), nor is the Company nor any of the Subsidiaries directly or indirectly controlled by or acting on behalf of any Person which is an "investment company" within the meaning of the Investment Company Act.

                  AB. BUSINESS PLAN. Any business information of the Company previously submitted to Buyer in any form, including the projections contained therein, was prepared by the senior management of the Company in good faith and is based on assumptions that the Company believed to be reasonable when prepared. The Company is not aware of any fact or condition that could reasonably be expected to result in the Company not achieving the results described in such business plan.

                  AC. YEAR 2000 COMPLIANCE. The Company has reviewed its products, business and operations that could be adversely affected by the risk that computer applications used by the Company and the Subsidiaries may be unable to recognize, and properly perform date-sensitive functions involving, dates prior to and after December 31, 1999 (the "YEAR 2000 PROBLEM"). The Company believes its internal information and business systems will be able to perform properly date-sensitive functions for all dates before and after January 1, 2000. In addition, the Company has surveyed those vendors, suppliers and other third parties (collectively, the "OUTSIDE PARTIES") with which the Company or any of the Subsidiaries do business and whose failure to adequately address the Year 2000 Problem could reasonably be expected to adversely affect the business and operations of the Company or any of the Subsidiaries. Based upon the aforementioned internal review and surveys of the Outside Parties as of the date of this Agreement, the Year 2000 Problem has not resulted in, and is not reasonably expected to have, a Material Adverse Effect.

                  AD. INTERNAL CONTROLS AND PROCEDURES. The Company maintains accurate books and records and internal accounting controls that provide reasonable assurance that (i) all transactions to which the Company or each of the Subsidiaries is a party or by which its properties are bound are executed with management's authorization; (ii) the reported accountability of the Company's and the Subsidiaries' assets is compared with existing assets at regular intervals; (iii) access to the Company's and the Subsidiaries' assets is permitted only in accordance with management's authorization; and (iv) all transactions to which any of the Company and the Subsidiaries is a party or by which its properties are bound are recorded as necessary to permit preparation of the financial statements of the Company in accordance with GAAP.

                  AE. PAYMENTS AND CONTRIBUTIONS. Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers or, to their respective knowledge, other employees has (i) used any company funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment of company funds to any foreign or domestic government official or employee, (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other similar payment to any person with respect to Company matters.

                  AF. NO MISREPRESENTATION. No representation or warranty of the Company contained in this Agreement or any of the other Documents, any schedule, annex or exhibit hereto or thereto or any agreement, instrument or certificate furnished by the Company to Buyer pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

                  AG. FINDER'S FEE. There is no finder's fee, brokerage commission or like payment in connection with the transactions contemplated by this Agreement for which Buyer is liable or responsible.

                    IV. CERTAIN COVENANTS AND ACKNOWLEDGMENTS

                  A. RESTRICTIVE LEGEND. Buyer acknowledges and agrees that, upon issuance pursuant to this Agreement, the Securities (including any Dividends Shares, Conversion Shares or the Warrant Shares) shall have endorsed thereon a legend in substantially the following form (and a stop-transfer order may be placed against transfer of the Preferred Shares, the Warrant Shares and the Conversion Shares until such legend has been removed):

         "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE, AND ARE BEING OFFERED AND SOLD PURSUANT TO AN EXEMPTION FROM THE REGISTRATION

         REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR SUCH OTHER LAWS."

                  B. FILINGS. The Company shall make all necessary Commission Filings and "blue sky" filings required to be made by the Company in connection with the sale of the Securities to Buyer as required by all applicable Laws, and shall provide a copy thereof to Buyer promptly after such filing.

                  C. REPORTING STATUS. So long as Buyer beneficially owns any of the Securities, the Company shall timely file all reports required to be filed by it with the Commission pursuant to Section 13 or 15(d) of the Exchange Act.

                  D. USE OF PROCEEDS. The Company shall use the proceeds from the sale of the Securities (net of amounts paid by the Company for Buyer's out-of-pocket costs and expenses, whether or not accounted for or incurred in connection with the transactions contemplated by this Agreement (including the fees and disbursements of Buyer's legal counsel), and finder's fees in connection with such sale) solely for general corporate and working capital purposes.

                  E. LISTING. Except to the extent the Company lists its Common Stock on The New York Stock Exchange or The Nasdaq National Market, the Company shall use its best efforts to maintain its listing of the Common Stock on Nasdaq. If the Common Stock is delisted from Nasdaq, the Company will use its best efforts to list the Common Stock on the most liquid national securities exchange or quotation system that the Common Stock is qualified to be listed on.

                  F. RESERVED CONVERSION SHARES. The Company at all times from and after the date hereof shall have such number of shares of Common Stock duly and validly authorized and reserved for issuance as shall be sufficient for the conversion in full of, and the payment of dividends on, the Preferred Shares and the exercise in full of the Warrants.

                  G. RIGHT OF FIRST REFUSAL. If, during the period commencing on the date hereof and ending three years after the Closing Date (the "RIGHT OF FIRST REFUSAL PERIOD"), the Company should propose (the "PROPOSAL") to issue Common Stock or securities convertible into Common Stock at a price less than the Current Market Price (as defined in the Certificate of Designation), or debt at less than par value or having an effective annual interest rate in excess of 9.9% (each a "RIGHT OF FIRST REFUSAL SECURITY" and collectively, the "RIGHT OF FIRST REFUSAL SECURITIES"), in each case on the date of issuance the Company shall be obligated to offer such Right of First Refusal Securities to Buyer on the terms set forth in the Proposal (the "OFFER") and Buyer shall have the right, but not the obligation, to accept such Offer on such terms. The Company shall provide written notice to Buyer of any Proposal, setting forth in full the terms and conditions thereof, and Buyer shall then have 10 business days to accept or reject the Offer in writing. If the Company issues any Right of First Refusal Securities during the Right of First Refusal Period but fails to: (i) notify Buyer of the Proposal, (ii) offer Buyer the opportunity to complete the transaction as set forth in the Proposal, or (iii) enter into and consummate an agreement to issue such Right of First Refusal Securities to Buyer on the terms and conditions set forth in the Proposal, after Buyer has accepted the Offer, then the Company shall pay to Buyer, as liquidated damages, an amount equal to 10% of the amount paid to the Company for the Right of First Refusal Securities. The foregoing Right of First Refusal is and shall be senior in right to any other right of first refusal issued by the Company to any other Person.

                  H. INFORMATION. Each of the parties hereto acknowledges and agrees that, after the date hereof, Buyer shall not be provided with, nor be given access to, any material non-public information relating to the Company or any of the Subsidiaries.

                  I. EXEMPTION FROM INVESTMENT COMPANY ACT. The Company shall conduct its business, and shall cause the Subsidiaries to conduct their businesses, in such a manner that neither the Company nor any Subsidiary shall become an "investment company" within the meaning of the Investment Company Act.

                  J. ACCOUNTING AND RESERVES. The Company shall maintain a standard and uniform system of accounting and shall keep proper books and records and accounts in which full, true and correct entries shall be made of its transactions, all in accordance with GAAP applied on a consistent basis through all periods, and shall set aside on such books for each fiscal year all such reserves for depreciation, obsolescence, amortization, bad debts and other purposes in connection with its operations as are required by such principles so applied.

                  K. TRANSACTIONS WITH AFFILIATES. Neither the Company nor any of its Subsidiaries shall, directly or indirectly, enter into any transaction or agreement with any stockholder, officer, director or Affiliate of the Company or family member of any officer, director or Affiliate of the Company, unless the transaction or agreement is (i) annually reviewed by a majority of Disinterested Directors (as defined below) and (ii) is reasonably believed by the Company to be on terms no less favorable to the Company or the applicable Subsidiary than those obtainable from a non-affiliated person. A "DISINTERESTED DIRECTOR" shall mean a director of the Company who is not and has not been an officer or employee of the Company and who is not a member of the family of, controlled by or under common control with, any such officer or employee.

                  L. ISSUANCES OF ADDITIONAL CONVERTIBLE PREFERRED SHARES OR CONVERTIBLE DEBENTURES. So long as Buyer beneficially owns any of the Preferred Shares, the Company shall not issue any additional convertible preferred stock or convertible debt securities, in each case, convertible into Common Stock at a floating conversion price, without the prior written consent of Buyer.

                  M. CERTAIN RESTRICTIONS. So long as any Preferred Shares are outstanding, no dividends shall be declared or paid or set apart for payment nor shall any other distribution be declared or made upon Junior Securities (as defined in the Certificate of Designation), nor shall any Junior Securities be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of shares of Common Stock made for purposes of an employee incentive or benefit plan (including a stock option plan) of the Company or any Subsidiary, for any consideration by the Company, directly or indirectly, nor shall any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock.

                  N. TRANSFER AGENT. If reasonably requested by Buyer, the Company shall replace the then Transfer Agent for the Common Stock with a Transfer Agent designated by Buyer.

                         V. TRANSFER AGENT INSTRUCTIONS

                  A. The Company undertakes and agrees that no instruction other than the instructions referred to in this Article V and customary stop transfer instructions prior to the registration and sale of the Common Stock pursuant to an effective Securities Act registration statement shall be given to its transfer agent for the Common Stock and that the Conversion Shares, the Dividend Shares and the Warrant Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement, the Registration Rights Agreement and applicable law. Nothing contained in this Section V.A. shall affect in any way Buyer's obligations and agreement to comply with all applicable securities laws upon resale of such Common Stock. If, at any time, Buyer provides the Company with an opinion of counsel reasonably satisfactory to the Company that registration of the resale by Buyer of such Common Stock is not required under the Securities Act and that the removal of restrictive legends is permitted under applicable law, the Company shall permit the transfer of such Common Stock and promptly instruct the Company's transfer agent to issue one or more certificates for Common Stock without any restrictive legends endorsed thereon.

                  B. Buyer shall have the right to convert the Preferred Shares by telecopying an executed and completed Notice of Conversion (as defined in the Certificate of Designation) to the Company. Each date on which a Notice of Conversion is telecopied to and received by the Company in accordance with the provisions hereof shall be deemed a Conversion Date (as defined in the Certificate of Designation). The Company shall transmit the certificates evidencing the shares of Common Stock issuable upon conversion of any Preferred Shares (together with certificates evidencing any Preferred Shares not being so converted) to Buyer via express courier, by electronic transfer or otherwise, within five business days after receipt by the Company of the Notice of Conversion (the "DELIVERY DATE"). Within 30 days after Buyer delivers the Notice of Conversion to the Company, Buyer shall deliver to the Company a certificate or certificates evidencing the Preferred Shares being converted.

                  C. Buyer shall have the right to purchase shares of Common Stock pursuant to exercise of the Warrants in accordance with its applicable terms of the Warrants. The last date that the Company may deliver shares of Common Stock issuable upon any exercise of Warrants is referred to herein as the "WARRANT DELIVERY DATE."

                  D. The Company understands that a delay in the issuance of the shares of Common Stock issuable in lieu of cash dividends on the Preferred Shares or upon the conversion of the Preferred Shares or exercise of the Warrants beyond the applicable Dividend Payment Due Date (as defined in the Certificate of Designation), Delivery Date or Warrant Delivery Date could result in economic loss to Buyer. As compensation to Buyer for such loss (and not as a penalty), the Company agrees to pay to Buyer for late issuance of Common Stock issuable in lieu of cash dividends on the Preferred Shares or upon conversion of the Preferred Shares or exercise of the Warrants in accordance with the following schedule (where "NO. BUSINESS DAYS" is defined as the number of business days beyond five days from the Dividend Payment Due Date, the Delivery Date or the Warrant Delivery Date, as applicable):

                               COMPENSATION FOR EACH 10 SHARES
                              OF PREFERRED SHARES NOT CONVERTED
                               TIMELY OR 500 SHARES OF COMMON
                                STOCK ISSUABLE IN PAYMENT OF
                                DIVIDENDS OR UPON EXERCISE OF
     NO. BUSINESS DAYS           WARRANTS NOT ISSUED TIMELY

           1                               $   25
           2                                   50
           3                                   75
           4                                  100
           5                                  125
           6                                  150
           7                                  175
           8                                  200
           9                                  225
           10                                 250
       more than 10         $250 + $100 for each Business Day
                            Late beyond 10 days

The Company shall pay to Buyer the compensation described above by the transfer of immediately available funds upon Buyer's demand. Nothing herein shall limit Buyer's right to pursue actual damages for the Company's failure to issue and deliver Common Stock to Buyer. In addition to any other remedies which may be available to Buyer, in the event the Company fails for any reason to deliver such shares of Common Stock within five business days after the relevant Dividend Payment Due Date, Delivery Date or Warrant Delivery Date, as applicable, Buyer shall be entitled to rescind the relevant Notice of Conversion or exercise of Warrants by delivering a notice to such effect to the Company whereupon the Company and Buyer shall each be restored to their respective original positions immediately prior to delivery of such Notice of Conversion on delivery.

                            VI. DELIVERY INSTRUCTIONS

                  The Securities shall be delivered by the Company to the Escrow Agent pursuant to Section I.B. hereof on a "delivery-against-payment basis" at the Closing.

                                VII. CLOSING DATE

                  The date and time (the "CLOSING DATE") of the issuance and sale of the Preferred Shares and the Warrants (the "CLOSING") shall be the date hereof or such other date as shall be mutually agreed upon in writing. The issuance and sale of the Securities shall occur on the Closing Date at the offices of the Escrow Agent. Notwithstanding anything to the contrary contained herein, the Escrow Agent shall not be authorized to release to the Company the Purchase Price or to Buyer the certificate(s) (I/N/O Buyer or I/N/O Buyer's nominee) evidencing the Securities being purchased by Buyer unless the conditions set forth in Sections VIII.C. and IX.H. hereof have been satisfied.

                  VIII. CONDITIONS TO THE COMPANY'S OBLIGATIONS

                  Buyer understands that the Company's obligation to sell the Securities on the Closing Date to Buyer pursuant to this Agreement is conditioned upon:

                  A. Delivery by Buyer to the Escrow Agent of the Purchase
Price;

                  B. The accuracy on the Closing Date of the representations and warranties of Buyer contained in this Agreement as if made on the Closing Date (except for representations and warranties which, by their express terms, speak as of and relate to a specified date, in which case such accuracy shall be measured as of such specified date) and the performance by Buyer in all material respects on or before the Closing Date of all covenants and agreements of Buyer required to be performed by it pursuant to this Agreement on or before the Closing Date; and

                  C. There shall not be in effect any Law or order, ruling, judgment or writ of any court or public or governmental authority restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement.

                      IX. CONDITIONS TO BUYER'S OBLIGATIONS

                  The Company understands that Buyer's obligation to purchase the Securities on the Closing Date pursuant to this Agreement is conditioned upon:

                  A. Delivery by the Company to Buyer of evidence that the Certificate of Designation has been filed and is effective;

                  B. Delivery by the Company to the Escrow Agent of one or more certificates (I/N/O Buyer or I/N/O Buyer's nominee) evidencing the Securities to be purchased by Buyer pursuant to this Agreement;

                  C. The accuracy on the Closing Date of the representations and warranties of the Company contained in this Agreement as if made on the Closing Date (except for representations and warranties which, by their express terms, speak as of and relate to a specified date, in which case such accuracy shall be measured as of such specified date) and the performance by the Company in all respects on or before the Closing Date of all covenants and agreements of the Company required to be performed by it pursuant to this Agreement on or before the Closing Date, all of which shall be confirmed to Buyer by delivery of the certificate of the chief executive officer of the Company to that effect;

                  D. Buyer having received an opinion of counsel for the Company, dated the Closing Date, in form, scope and substance reasonably satisfactory to Buyer as to the matters set forth in

Annex A;

                  E. There not having occurred (i) any general suspension of trading in, or limitation on prices listed for, the Common Stock on Nasdaq, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, protectorates or possessions, or (iv) in the case of the foregoing existing at the date of this Agreement, a material acceleration or worsening thereof;

                  F. There not having occurred any event or development, and there being in existence no condition, having or which reasonably and foreseeably could have a Material Adverse Effect;

                  G. The Company shall have delivered to Buyer (as provided in the Escrow Instructions) reimbursement of Buyer's out-of-pocket costs and expenses, whether or not accounted for or incurred in connection with the transactions contemplated by this Agreement (including the fees and disbursements of Buyer's legal counsel), of $50,000;

                  H. There shall not be in effect any Law, order, ruling, judgment or writ of any court or public or governmental authority restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement;

                  I. Delivery by the Company of irrevocable instructions to the Company's transfer agent to reserve 2,000,000 shares of Common Stock for issuance of the Conversion Shares and the Warrant Shares;

                  J. The Company shall have obtained all consents, approvals or waivers from governmental authorities and third persons necessary for the execution, delivery and performance of the Documents and the transactions contemplated thereby, all without material cost to the Company; and

                  K. Buyer shall have received such additional documents, certificates, payment, assignments, transfers and other delivers, as it or its legal counsel may reasonably request and as are customary to effect a closing of the matters herein contemplated.

                  L. Buyer shall have received a binding written commitment from Mr. Doug Deason, in form, scope and substance satisfactory to Buyer, to guarantee up to an additional $1,000,000 of obligations of the Company.

                                 X. TERMINATION

                  A. TERMINATION BY MUTUAL WRITTEN CONSENT. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, for any reason and at any time prior to the Closing Date, by the mutual written consent of the Company and Buyer.

                  B. TERMINATION BY THE COMPANY OR BUYER. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by action of the Company or Buyer if (i) the Closing shall not have occurred at or prior to 5:00 p.m., New York City time, on April 24, 2000 (the "LATEST CLOSING DATE"); PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this
Section X.B. shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or has resulted in the failure of the Closing to occur at or before such time and date; PROVIDED, FURTHER, HOWEVER, that if the Closing shall not have occurred on or prior to the Latest Closing Date, the Closing may only occur after the Latest Closing Date with the written consent of Buyer.

                  C. TERMINATION BY BUYER. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by Buyer at any time prior to the Closing Date, if (i) the Company shall have failed to comply with any of its covenants or agreements contained in this Agreement, (ii) there shall have been a breach by the Company of any representation or warranty made by it in this Agreement, (iii) there shall have occurred any event or development, or there shall be in existence any condition, having or reasonably likely to have a Material Adverse Effect or (iv) the Company shall have failed to satisfy the conditions provided in Article IX hereof.

                  D. TERMINATION BY THE COMPANY. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by the Company at any time prior to the Closing Date, if (i) Buyer shall have failed to comply with any of its covenants or agreements contained in this Agreement or
(ii) there shall have been a breach by Buyer of any representation or warranty made by it in this Agreement.

                  E. EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to this Article X, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability or obligation to any other party hereto in respect of this Agreement, except that the provisions of Article XI, this Section X.E and Section X.F shall survive any such termination; PROVIDED, HOWEVER, that no party shall be released from any liability hereunder if this Agreement is terminated and the transactions contemplated hereby abandoned by reason of (i) willful failure of such party to perform its obligations hereunder or (ii) any intentional, material misrepresentation made by such party of any matter set forth herein.

                  F. FEES AND EXPENSES OF TERMINATION. If this Agreement is terminated for any reason other than pursuant to Section X.D., the Company shall promptly reimburse Buyer for all of Buyer's out-of-pocket costs and expenses incurred in connection with the transactions contemplated by this Agreement and the other Documents (including, without limitation, the fees and disbursements of Buyer's legal counsel).

                          XI. SURVIVAL; INDEMNIFICATION

                  A. The representations, warranties and covenants made by each of the Company and Buyer in this Agreement, the annexes, schedules and exhibits hereto and in each instrument, agreement and certificate entered into and delivered by them pursuant to this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby. In the event of a breach or violation of any of such representations, warranties or covenants, the party to whom such representations, warranties or covenants have been made shall have all rights and remedies for such breach or violation available to it under the provisions of this Agreement or otherwise, whether at law or in equity, irrespective of any investigation made by or on behalf of such party on or prior to the Closing Date.

                  B. The Company hereby agrees to indemnify and hold harmless Buyer, its Affiliates and their respective officers, directors, partners and members (collectively, the "BUYER INDEMNITEES") from and against any and all losses, claims, damages, judgments, penalties, liabilities and deficiencies (collectively, "LOSSES") and agrees to reimburse Buyer Indemnitees for all out of-pocket expenses (including the fees and expenses of legal counsel), in each case promptly as incurred by Buyer Indemnitees and to the extent arising out of or in connection with:

                           1. any misrepresentation, omission of fact or breach of any of the Company's representations or warranties contained in this Agreement or the other Documents, or the annexes, schedules or exhibits hereto or thereto or any instrument, agreement or certificate entered into or delivered by the Company pursuant to this Agreement or the other Documents;

                           2. any failure by the Company to perform in any material respect any of its covenants, agreements, undertakings or obligations set forth in this Agreement or the other Documents or any instrument, certificate or agreement entered into or delivered by the Company pursuant to this Agreement or the other Documents;

                           3. the purchase of the Preferred Shares and the Warrants, the conversion of the Preferred Shares and the exercise of the Warrants and the consummation of the transactions contemplated by this Agreement and the other Documents, the use of any of the proceeds of the Purchase Price by the Company, the purchase or ownership of any or all of the Securities, the performance by the parties hereto of their respective obligations hereunder and under the Documents or any claim, litigation, investigation, proceedings or governmental action relating to any of the foregoing, whether or not Buyer is a party thereto; or

                           4. resales of the Common Shares by Buyer in the manner and as contemplated by this Agreement and the Registration Rights Agreement.

                  C. Buyer hereby agrees to indemnify and hold harmless the Company, its Affiliates and their respective officers, directors, partners and members (collectively, the "COMPANY INDEMNITEES") from and against any and all Losses, and agrees to reimburse the Company Indemnitees for all out-of-pocket expenses (including the fees and expenses of legal counsel) in each case promptly as incurred by the Company Indemnitees and to the extent arising out of or in connection with:

                           1. any misrepresentation, omission of fact or breach of any of Buyer's representations or warranties contained in this Agreement or the other Documents, or the annexes, schedules or exhibits hereto or thereto or any instrument, agreement or certificate entered into or delivered by Buyer pursuant to this Agreement or the other

         Documents; or

                           2. any failure by Buyer to perform in any material respect any of its covenants, agreements, undertakings or obligations set forth in this Agreement or the other Documents or any instrument, certificate or agreement entered into or delivered by Buyer pursuant to this Agreement or the other Documents.

                  D. Promptly after receipt by either party hereto seeking indemnification pursuant to this Article XI (an "INDEMNIFIED PARTY") of written notice of any investigation, claim, proceeding or other action in respect of which indemnification is being sought (each, a "CLAIM"), the Indemnified Party promptly shall notify the party against whom indemnification pursuant to this
Article XI is being sought (the "INDEMNIFYING PARTY") of the commencement thereof; but the omission so to notify the Indemnifying Party shall not relieve it from any liability that it otherwise may have to the Indemnified Party except to the extent that the Indemnifying Party is materially prejudiced and forfeits substantive rights or defenses by reason of such failure. In connection with any Claim as to which both the Indemnifying Party and the Indemnified Party are parties, the Indemnifying Party shall be entitled to assume the defense thereof. Notwithstanding the assumption of the defense of any Claim by the Indemnifying Party, the Indemnified Party shall have the right to employ separate legal counsel and to participate in the defense of such Claim, and the Indemnifying Party shall bear the reasonable fees, out-of-pocket costs and expenses of such separate legal counsel to the Indemnified Party if (and only if): (x) the Indemnifying Party shall have agreed to pay such fees, out-of-pocket costs and expenses, (y) the Indemnified Party and the Indemnifying Party reasonably shall have concluded that representation of the Indemnified Party and the Indemnifying Party by the same legal counsel would not be appropriate due to actual or, as reasonably determined by legal counsel to the Indemnified Party, potentially differing interests between such parties in the conduct of the defense of such Claim, or if there may be legal defenses available to the Indemnified Party that are in addition to or disparate from those available to the Indemnifying Party, or (z) the Indemnifying Party shall have failed to employ legal counsel reasonably satisfactory to the Indemnified Party within a reasonable period of time after notice of the commencement of such Claim. If the Indemnified Party employs separate legal counsel in circumstances other than as described in clauses (x), (y) or (z) above, the fees, costs and expenses of such legal counsel shall be borne exclusively by the Indemnified Party. Except as provided above, the Indemnifying Party shall not, in connection with any Claim in the same jurisdiction, be liable for the fees and expenses of more than one firm of legal counsel for the Indemnified Party (together with appropriate local counsel). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not unreasonably be withheld), settle or compromise any Claim or consent to the entry of any judgment that does not include an unconditional release of the Indemnified Party from all liabilities with respect to such Claim or judgment.

                  E. In the event one party hereunder should have a claim for indemnification that does not involve a claim or demand being asserted by a third party, the Indemnified Party promptly shall deliver notice of such claim to the Indemnifying Party. If the Indemnified Party disputes the claim, such dispute shall be resolved by mutual agreement of the Indemnified Party and the

Indemnifying Party or by binding arbitration conducted in accordance with the procedures and rules of the American Arbitration Association. Judgment upon any award rendered by any arbitrators may be entered in any court having competent jurisdiction thereof.

                  F. Notwithstanding any provisions of this Agreement to the contrary, the representations and warranties made in or pursuant to this Agreement by the Company will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby for a period of eighteen (18) months after the Closing Date and the right to indemnification with respect thereto shall expire on such date (unless there is a claim pending on such date, in which case the indemnification obligations hereunder shall continue until final resolution of such claim). The Company shall have no indemnification obligations hereunder with respect to breaches of representations, warranties, or covenants unless and until the Losses incurred by the Buyer Indemnitees exceeds $50,000; provided that Buyer Indemnitees shall then be entitled to indemnification only to the extent the Losses exceed $50,000. The maximum amount of Losses for which Buyer Indemnitees shall be entitled to indemnification hereunder shall be an amount equal to $5,000,000.

                               XII. GOVERNING LAW

                  This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without regard to the conflicts of law principles of such state.

                        XIII. SUBMISSION TO JURISDICTION

                  Each of the parties hereto consents to the exclusive jurisdiction of the federal courts whose districts encompass any part of the City of New York or the state courts of the State of New York sitting in the City of New York in connection with any dispute arising under this Agreement and the other Documents. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum or improper venue to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile. Each party hereto irrevocably and unconditionally consents to the service of any and all process in any such action or proceeding in such courts by the mailing of copies of such process by certified or registered airmail at its address specified in Article XIX. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                            XIV. WAIVER OF JURY TRIAL

                  TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER DOCUMENT OR ANY DEALINGS BETWEEN

THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND OTHER DOCUMENTS. EACH PARTY HERETO (i) CERTIFIES THAT NEITHER OF THEIR RESPECTIVE REPRESENTATIVES, AGENTS OR ATTORNEYS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND
(ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS HEREIN.

                           XV. COUNTERPARTS; EXECUTION

                  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument. A facsimile transmission of this signed Agreement shall be legal and binding on all parties hereto.

                                  XVI. HEADINGS

                  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

                               XVII. SEVERABILITY

                  In the event any one or more of the provisions contained in this Agreement or in the other Documents should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

            XVIII. ENTIRE AGREEMENT; REMEDIES, AMENDMENTS AND WAIVERS

                  This Agreement and the Documents constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by all parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

                                  XIX. NOTICES

                  Except as may be otherwise provided herein, any notice or other communication or delivery required or permitted hereunder shall be in writing and shall be delivered personally or sent by certified mail, postage prepaid, or by a nationally recognized overnight courier service, and shall be deemed given when so delivered personally or by overnight courier service, or, if mailed, three
(3) days after the date of deposit in the United States mails, as follows:

                  A.                  if to the Company, to:

                                      Precept Business Services, Inc.
                           1909 Woodall Rodgers Freeway, Suite 500
                           Dallas, TX  75201
                           Attention:  President
                           (214) 754-6600
                           (214) 220-1082  (Fax)

                                      with a copy to:

                                      Precept Business Services, Inc.
                           1909 Woodall Rodgers Freeway, Suite 500
                           Dallas, TX  75201
                           Attention:  General Counsel
                           (214) 754-6600
                           (214) 754-6909 (Fax)

                  B.                  if to Buyer, to:

                                      The Shaar Fund Ltd.
                           c/o Levinson Capital Management
                           2 World Trade Center, Suite 1820
                           New York, NY 10048
                           Attention:  Samuel Levinson
                           (212) 432-7711
                           (212) 432-7771 (Fax)

                                      with a copy to:

                                      Cadwalader, Wickersham & Taft
                           100 Maiden Lane
                           New York, NY 10038
                           Attention:  Dennis J. Block, Esq.
                           (212) 504-5555
                           (212) 504-5557 (Fax)

                  C.                  if to the Escrow Agent, to:

                                      Cadwalader, Wickersham & Taft
                           100 Maiden Lane

                           New York, NY 10038
                           Attention:  Dennis J. Block, Esq.
                           (212) 504-5555
                           (212) 504-5557 (Fax)

The Company, Buyer or the Escrow Agent may change the foregoing address by notice given pursuant to this Article XIX.

                               XX. CONFIDENTIALITY

                  Each of the Company and Buyer agrees to keep confidential and not to disclose to or use for the benefit of any third party the terms of this Agreement or any other information which at any time is communicated by the other party as being confidential without the prior written approval of the other party; PROVIDED, HOWEVER, that this provision shall not apply to information which, at the time of disclosure, is already part of the public domain (except by breach of this Agreement) and information which is required to be disclosed by law (including, without limitation, pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act and the Exchange Act).

                                 XXI. ASSIGNMENT

                  This Agreement shall not be assignable by either of the parties hereto prior to the Closing without the prior written consent of the other party, and any attempted assignment contrary to the provisions hereby shall be null and void; PROVIDED, HOWEVER, that Buyer may assign its rights and obligations hereunder, in whole or in part, to any Affiliate of Buyer.

                            [SIGNATURE PAGE FOLLOWS.]

                  In Witness Whereof, the parties hereto have duly executed and delivered this Agreement on the date first above written.

                                         Precept Business Services, Inc.

                                         By:
                                              Name:
                                              Title:

                                         The Shaar Fund Ltd.

                                         By:  Intercaribbean Services


                                                              By:
                                                      Name:
                                                      Title:

                                                                       EXHIBIT A

                         COMMON STOCK PURCHASE WARRANTS

                                                                       EXHIBIT B

                           CERTIFICATE OF DESIGNATION

                                                                       EXHIBIT C

                               ESCROW INSTRUCTIONS

                                                                       EXHIBIT D

                          REGISTRATION RIGHTS AGREEMENT

                                                               SCHEDULE III.A.1.

                     EXERCISE PRICES OF OPTIONS AND WARRANTS

                                                               SCHEDULE III.A.3.

   PREEMPTIVE, SUBSCRIPTION, "CALL," RIGHT OF FIRST REFUSAL OR SIMILAR RIGHTS

                                                               SCHEDULE III.A.4.

                                  SUBSIDIARIES

                                                               SCHEDULE III.A.5.

                                     MINUTES

                                                                 SCHEDULE III.C.

                        ISSUANCES AND SALES OF SECURITIES

                                                                 SCHEDULE III.F.

                                  CONTRAVENTION

                                                                 SCHEDULE III.K.

                                   LITIGATION

                                                               SCHEDULE III.L.2.

                                EVENTS OF DEFAULT

                                                                 SCHEDULE III.O.

                           RELATED PARTY TRANSACTIONS

                                                                 SCHEDULE III.Q.

                             SECURITIES LAW MATTERS

                                                                 SCHEDULE III.R.

                              ENVIRONMENTAL MATTERS

                                                                 SCHEDULE III.S.

                                  LABOR MATTERS

                                                                 SCHEDULE III.T.

                                  ERISA MATTERS

                                                                 SCHEDULE III.U.

                                   TAX MATTERS

                                                                 SCHEDULE III.V.

                                    PROPERTY

                                                                 SCHEDULE III.W.

                              INTELLECTUAL PROPERTY

                                                                 SCHEDULE III.Y.

                               REGISTRATION RIGHTS

                                                                 SCHEDULE III.Z.

                                    DIVIDENDS

                                                                         ANNEX A

                        FORM OF OPINION (OUTSIDE COUNSEL)

                  1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Texas and has all requisite corporate power and authority to own its properties and conduct its business as described in the Commission Filings.

                  2. The authorized capital stock of the Company consists of (i) 100,000,000 shares of Class A Common Stock, par value $0.01 per share (the "CLASS A COMMON STOCK"), (ii) 10,500,000 shares of Class B Common Stock, par value $0.01 per share (the "CLASS B COMMON STOCK") and (iii) 3,000,000 shares of Preferred Stock, par value $1.00 per share.

                  3. When delivered to you or upon your order against payment of the agreed consideration therefor in accordance with the provisions of the Documents, the Securities will be duly authorized and validly issued, fully paid and nonassessable.

                  4. The Company has the requisite corporate power and authority to enter into the Documents and to sell and deliver the Securities as described in the Documents; each of the Documents has been duly and validly authorized by all necessary corporate action by the Company; each of the Documents has been duly and validly executed and delivered by and on behalf of the Company, and is valid and binding agreement of the Company, enforceable in accordance with its terms, except as enforceability may be limited by general equitable principles, bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors rights generally.

                  5. Except as set forth on the Schedules to the Securities Purchase Agreement, the execution and delivery by the Company of the Documents, the issuance of the Securities, and the consummation by the Company of the other transactions contemplated thereby, including, without limitation, the filing of the Certificate of Designation with the Texas Secretary of State's office, do not, and compliance with the provisions of the Documents will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, or result in the termination of, or require that any consent be obtained or any notice be given with respect to, (i) the Articles of Incorporation or By-Laws of the Company, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, contract or other agreement, instrument or permit known to us and applicable to the Company or its properties or assets, or (iii) any Law applicable to, or, to the best of our knowledge, any judgment, decree or order of any court or government body having jurisdiction over, the Company or any of its Subsidiaries or any of their respective properties or assets. Except as set forth in the Securities Purchase Agreement, to our knowledge, no consent, approval, authorization, order, registration, filing, qualification, license or permit of or with any court or any public, governmental or regulatory agency or body having jurisdiction over the Company or any of its properties or assets is required for the execution, delivery and performance by the Company of the Documents or the consummation by the Company of the transactions contemplated thereby.

                  6. When issued, the Preferred Shares and the Warrants shall be free and clear of all encumbrances and restrictions, except for restrictions on transfer imposed by applicable securities laws or those created by, through, or under Buyer. The Conversion Shares and Warrant Shares issuable upon conversion or exercise, respectively, of the Preferred Shares and the Warrants, respectively, will be free and clear of all encumbrances and restrictions, except for restrictions on transfer imposed by applicable securities laws or those created by, through, or under Buyer.

                  7. Based on Buyer's representations contained in this Agreement, the offer and sale of the Preferred Shares and the Warrants are exempt from the registration requirements of the Securities Act.

                  8. To our knowledge, there is no action, suit, claim, inquiry or investigation pending or threatened by or before any court or public or governmental authority which, if determined adversely to the Company, would have a Material Adverse Effect.

                  9. The Company is not, and, after the consummation of the transactions contemplated by this Agreement and the other Documents and the use of the proceeds from the sale of the Securities, will not be an "investment company" or an entity "controlled" by an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended.

                        FORM OF OPINION (INSIDE COUNSEL)

                  1. The Company is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions where the Company owns or leases properties or conducts business, except for jurisdictions in which the failure to so qualify would not have a Material Adverse Effect.

                  2. Except as set forth on the Schedules to the Securities Purchase Agreement, the execution and delivery by the Company of the Documents, the issuance of the Securities, and the consummation by the Company of the other transactions contemplated thereby, including, without limitation, the filing of the Certificate of Designation with the Texas Secretary of State's office, do not, and compliance with the provisions of the Documents will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, or result in the termination of, or require that any consent be obtained or any notice be given with respect to, (i) the Articles of Incorporation or By-Laws or the comparable charter or organizational documents of any Subsidiary of the Company or (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, contract or other agreement, instrument or permit known to us and applicable to any Subsidiary of the Company or its properties or assets.

                  3. To the best of our knowledge, other than as described in the Commission Filings, there are no outstanding options, warrants or other securities exercisable or convertible into Common Stock of the Company.

                  4. Each Subsidiary of the Company is not and, after the consummation of the transactions contemplated by this Agreement and the other Documents and the use of the proceeds from the sale of the Securities, will not be an "investment company" or an entity "controlled" by an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended.